UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 6, 2017

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement

Cutera, Inc. (the “Company”) previously announced that it had entered into a new building lease with SI 28, LLC, a California limited liability company, dated May 2, 2017, for the Company to relocate its corporate headquarters to the new facility located at 6530 Paseo Padre Parkway, Fremont, California 94555. Subsequently, on July 6, 2017, the Company entered into a Lease Termination Agreement with SI 28, LLC whereby the Company agreed to terminate its lease in return for a lump sum payment from SI 28, LLC in the amount of four million U.S. dollars ($4,000,000.00) within fourteen (14) days of the termination of the lease.

Item 1.01. Entry into a Material Definitive Agreement

Simultaneously with the execution of the Lease Termination Agreement, the Company entered into a Second Amendment to their Lease Agreement with BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership, dated July 6, 2017, for the Company to maintain its corporate headquarters in its current facility located at 3240 Bayshore Boulevard in Brisbane, California 94005.

The Second Amendment extends the term of the lease from December 31, 2017 to January 31, 2023. The base rent for the current 66,002 square feet facility increases from the current $1.70 per square feet per month to $2.80 per square feet per month effective January 1, 2018, and increases at the rate of three percent (3%) annually thereafter. Pursuant to the terms of the Second Amendment to the Lease Agreement, the Company has the option to extend the term of the lease by an additional 60 months. Additionally, the Company also has a one-time option to terminate the amended lease early effective as of December 31, 2020, in return for payment of a termination fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: July 11, 2017	/s/ James A. Reinstein
James A. Reinstein
President and Chief Executive Officer